January 14, 2021

Stephen Lasher

Dear Steve,

Making Vonage a destination place to work is one of Vonage’s core strategic imperatives. A critical piece of Vonage’s success is ensuring we have the best talent in place to build a successful and innovative culture that drives business success. We are pleased to offer you employment with Vonage as the Chief Financial Officer reporting to Rory Read, CEO. This is an exciting time for our organization, and we believe you will be able to contribute meaningfully to both our strategic direction and the successful execution of our business.

For so long as you are employed by the Company, you shall devote your full time working time to your duties hereunder, shall conform to and use your good faith efforts to comply with the lawful and good faith directions and instructions given to you by the CEO, and shall use your good faith efforts to promote and serve the interests of the Company. Further, you shall not, directly or indirectly, render services to any other person or organization without the consent of the Company or otherwise engage in activities that would interfere with the faithful performance of your duties hereunder. Notwithstanding the foregoing, subject to and in accordance with the Company’s policies (including, without limitation, the Company’s Code of Conduct and Corporate Governance Principles) as may be in effect from time to time, you may (i) serve on corporate boards, with the prior consent of the CEO, (ii) serve on civic or charitable boards or engage in charitable activities without remuneration therefor, and (iii) manage your personal investments and affairs, and serve as an executor, trustee, or in a similar fiduciary capacity in connection therewith, provided that such activities do not, individually or in the aggregate, (i) conflict materially with the performance of your duties under this Agreement, (ii) conflict with your fiduciary duties to the Company, or (iii) result in a breach of the restrictive covenants to which you are bound.

You agree that you will:

•unless prevented by ill health, incapacity or injury, devote the whole of your working time, attention and abilities to your duties under this contract;
•faithfully and diligently perform your duties to the best of your ability and use your best endeavors to promote the interests of the Company;
•without payment of additional salary or remuneration, perform such other duties in relation to the business of the Company as may from time to time be reasonably vested in or assigned to you by the Company
•obey the reasonable directions of the Company, including with regard to standards to be maintained while dealing with and working for customers and other third parties and attending customers’ and other third parties’ premises; and comply with all lawful rules, policies, procedures and regulations issued by the Company from time to time.

You are projected to start on or before January 25, 2021 (your “Commencement Date”) based in a mutually agreeable location post COVID. Until such time your office shall be at a place of your choosing, such as your home.

Base Salary and Target Bonus Opportunity

Your base compensation will be an annual salary of $650,000, less applicable withholding and deductions, and will be payable on a bi-weekly basis. Additionally, you will be eligible for a Target Bonus Opportunity ("TBO") of 100% with 2021 bonus to be paid at a minimum of 100% payout level or actual performance, whichever is higher, payable in 2022, less applicable withholdings and deductions. Your base salary may be reviewed for increase by the Compensation Committee of the Board in good faith, based upon your performance, not less often than annually. Your base salary may be increased, but not decreased below its then current level without your consent.

Sign on/Make-Whole Cash Award

In connection with your commencement of employment, you will be granted a lump sum “make whole” award of $1,500,000 cash (less applicable withholding and deductions and subject to the Company's clawback policies in force from time to time), payable in the first regular pay period following commencement of employment.

Sign on/Make-Whole Equity Award

In connection with your commencement of employment, you will be granted a long term incentive award of $3,000,000 time-based Restricted Stock Units (“RSUs”) under the Vonage Holdings Corp. 2015 Amended and Restated Equity Incentive Plan (the “Incentive Plan”). The RSUs will be granted on the the first trading day of the month immediately following the date on which you commence employment with the Company and shall be issued in accordance with, and subject to the terms of, a restricted stock unit agreement (the “RSU Agreement”) approved by the Company’s Board of Directors for such grants made under the Incentive Plan.

For the sign on/make-whole equity award, the following vesting schedule will be followed: ⅓ vest in six months post initial grant; ⅓ at 1 year anniversary of first grant; ⅓ at 2 year anniversary of first grant.

The RSUs will be governed by and subject to the terms of the Incentive Plan and the RSU Agreement, and in the event of a conflict between this paragraph and the Incentive Plan and RSU Agreement, the terms of the Incentive Plan and RSU Agreement shall control.

Initial Annual Equity Awards

In addition, you will be eligible for an initial annual equity grant of $2,500,000, consisting of 60% Performance RSUs subject to the 2021 Performance Plan which runs from January 2021 through December 31, 2023 and 40% time based RSUs, which will vest over three years, ⅓ per year, on the anniversary of the grant date. These grants will be granted on the first trading day of the month immediately following the date on which you commence employment with the Company and shall be issued in accordance with, and subject to the terms of, grant agreements approved by the Company’s Board of Directors for such grants made under the Incentive Plan.

These grants will be governed by and subject to the terms of the Incentive Plan and the grant agreements, and in the event of a conflict between this paragraph and the Incentive Plan and grant agreements, the terms of the Incentive Plan and grant agreements shall control.

As of 2022 you may be eligible to receive additional annual incentive equity grants as a participant in Vonage’s long term incentive compensation program, in effect from time to time, as determined by the Compensation Committee of the Board in its sole discretion.

Miscellaneous

The Company will provide or reimburse for reasonable corporate housing located near the Company’s headquarters for up to twelve (12) months in an amount not to exceed $5,000 per month You will also be eligible for relocation benefits in accordance with Company policy in effect from time to time.

Severance

In the event your employment is terminated by the Company without Cause or by you with Good Reason, each as defined below, you will be entitled to (i) separation pay equal to twelve (12) months of your then-current base salary, less applicable withholding and deductions, which will be paid by the Company in a lump sum payment; (ii) one year bonus at par, (iii) one year continued vesting on unvested equity and (iv) and amount equal to twelve (12) months of your current payments for medical coverage based upon the then current plan and your then current selected level of coverage for purposes of COBRA (or equivalent) coverage.

For the avoidance of doubt, any separation payments payable, or other benefits to be provided pursuant to this letter shall be forfeited unless an effective Release has been received by the Company and has become irrevocable no later than sixty (60) days following your termination of employment.

“Cause” means (i) material failure to perform your employment duties (not as a consequence of any illness, accident or other disability), (ii) continued, willful failure to carry out any reasonable lawful direction of the Company, (iii) diverting or usurping a corporate opportunity of the Company, (iv) fraud, willful malfeasance, gross negligence or recklessness in the performance of employment duties, (v) willful failure to comply with any of the material terms of this Offer Letter, (vi) other serious, willful misconduct which causes material injury to the Company or its reputation, including, but not limited to, willful or gross misconduct toward any of the Company's other employees, (vii) conviction of, or plea of nolo contendre to, a felony or a crime involving moral turpitude, and (viii) violation of the Company’s Code of Conduct or any written Company policies or procedures; provided, however, that no event or condition described in clauses (i), (ii) or (v) shall constitute Cause unless (x) the Company gives you written notice of its intention to terminate your employment for Cause and the grounds for such termination and (y) such grounds for termination (if susceptible to correction) are not corrected by you within 15 days of your receipt of such notice. If you do not correct the grounds for termination during such 15-day cure period, your termination of employment for Cause shall become effective on the first business day following the end of the cure period. Unless otherwise advised by the Company, you will be expected to perform services for the Company during the cure period.

"Good Reason" means: (i) a decrease in your base salary; (ii) a material diminution of your authorities, duties or responsibilities; (iii) a material failure of the Company to pay compensation due and payable to you in connection with your employment or (iv) relocation by the Company of your principal place of employment to a location that results in your commuting distance being at least 30 miles greater than your commuting distance on the date you commence employment; provided, however, that no event or condition described in clauses (i) through (iv) shall constitute Good Reason unless (x) you give the Company's most senior Human Resources employee written notice of your intention to terminate your employment for Good Reason and the grounds for such termination within 45 days after the occurrence of the event giving rise to the "Good Reason" termination and (y) such grounds for termination (if susceptible to correction) are not corrected by the Company within 30 days of its receipt of such notice (or, in the event that such grounds cannot be corrected within such 30-day period, the Company has not taken all reasonable steps within such 30 day period to correct such grounds as promptly as practicable thereafter). If the Company does not correct the grounds for termination during such 30-day cure period ( or take all reasonable steps within such 30-day period to correct such grounds as promptly as practicable thereafter), your termination of employment for "Good Reason" shall become effective on the first business day following the end of the cure period. Unless otherwise advised by the Company, you will be expected to perform services for the Company during the cure period.

As a Vonage employee, you are eligible for comprehensive health and welfare benefits on the first day of the month following your hire date. Please note, employees have 30 calendar days following their hire date to make their benefit elections. Attached, you will find the 2021 Benefits Summary which is given to all Vonage employees. A copy of the actual plan documents is available from the Plan Administrator. In the event of a discrepancy between this letter and the actual plan documents, the plan documents govern.

You hereby represent to the Company that you are under no obligation or agreement that would prevent you from becoming an employee of the Company or adversely impact your ability to perform the expected responsibilities. By accepting this offer, you agree that no trade secret or proprietary information not belonging to you or the Company will be disclosed or used by you at the Company.

This Offer Letter is not an employment contract and does not create an implied or expressed guarantee of continued employment. By accepting this offer, you are acknowledging that you are an employee at-will. This means that either you or the Company may terminate your employment at any time and for any reason or for no reason. This Offer Letter contains the entire agreement and understanding between you and the Company with respect to the terms of your employment and supersedes any prior or contemporaneous agreements, understandings, communications, offers, representations, warranties, or commitments by or on behalf of the Company, whether written or oral, with respect to the terms of your employment. The Company may withhold any tax (or other governmental obligation) that may result from the payments made and benefits provided to you under this Offer Letter or require you to make other arrangements satisfactory to the Company to enable it to satisfy all such withholding requirements.

As a Vonage employee, it is your duty to know and abide by our policies. By your acceptance below, you acknowledge that you will read the policies and seek clarification if you do not understand any policy. From time to time, we review our benefits, policies, practices and programs and may alter or change them at our discretion, with or without prior notice.

This offer is valid for seven (7) calendar days from the date of this letter and is contingent upon successful background clearance and reference checks. Please sign and date this letter and return it to the sender. Should you have any questions, please contact your recruiter.

In connection with your employment you will be required to enter into the Company’s Employee Covenants Agreement and acknowledge and consent to the Company’s Incentive Compensation Recoupment Policy (copies of which are enclosed with this Offer Letter).

Any dispute or controversy arising under or in connection with your employment by the Company cannot be mutually resolved by your and the Company and your and its respective advisors and representatives shall be settled exclusively by arbitration in New Jersey in accordance with the rules of the American Arbitration Association before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by you, or if such two individuals cannot promptly agree on the selection of the arbitrator, who shall be selected by the American Arbitration Association. Notwithstanding anything to the contrary contained herein, the arbitrator shall allow for discovery sufficient to adequately arbitrate any claims. The award of the arbitrator with respect to such dispute or controversy shall be in writing with sufficient explanation to allow for such meaningful judicial review as is permitted by law, and that such decision shall be enforceable in any court of competent jurisdiction and shall be binding on the parties hereto. The remedies available in arbitration shall be identical to those allowed at law. The arbitrator shall be entitled to award to the prevailing party in any arbitration or judicial action under this Agreement reasonable attorneys’ fees and any costs of the arbitration payable by such party, consistent with applicable law; provided, that no such award shall be made against you unless the arbitrator finds your positions in such arbitration or dispute to have been frivolous or in bad faith.

Our culture and values create a collaborative, fearless, and supportive workplace where we work hard and inspire one another. We have no doubt that you will make an impact here not only to create what’s next, but to Be what’s next. Right Now.

Sincerely,

/s/ Susan Quackenbush
Susan Quackenbush
Chief Human Resources Officer

I accept this offer of employment and the terms contained in this letter.

/s/ Stephen Lasher
Stephen Lasher
January 21, 2021